Exhibit 99.1

Desert Peak Minerals and Falcon Minerals Corporation to Combine in $1.9

Billion All-Stock Merger, Creating a Premier, Shareholder Returns-Driven

Mineral and Royalty Consolidation Company

Combined Company will own over 139,000 Net Royalty Acres, normalized to a 1/8th royalty equivalent, over 105,000 of which are located in the Permian Basin

Projected to produce approximately 13,500—14,500 barrels of oil equivalent per day in 1H 2022 on a combined basis

Summary:

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Combination creates a leading mineral and royalty company in the U.S., positioned to become consolidator of choice for large-scale, high-quality mineral and royalty positions, while returning significant capital to shareholders

•	Under the terms of the definitive agreement, Falcon will issue 235 million shares of Class C common stock to Desert Peak’s equityholders

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Falcon’s existing shareholders will own approximately 27% of the combined company, and Desert Peak’s equityholders will own approximately 73%; transaction is expected to be accretive to Falcon shareholders on a cash flow per share basis for 2022

•	Combined company to be managed by the Desert Peak team, and will be headquartered in Denver, Colorado

DENVER, Colorado and HOUSTON, Texas—(January 12, 2022)—Desert Peak Minerals (“Desert Peak”) and Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) (“Falcon”) announced today that they have entered into a definitive agreement to combine in an all-stock transaction which values the combined enterprise at $1.9 billion. The combination is expected to create a premier mineral and royalty company at the front end of operators’ cost curves, with low leverage, an emphasis on shareholder returns and a significant footprint in the Permian Basin and Eagle Ford.

The combined company will remain focused on consolidating high-quality mineral and royalty positions in the Permian Basin while optimizing its existing asset base. It is positioned to become a leading consolidator in the space through increased scale and an experienced Board of Directors and management team with a track record of consummating large, accretive acquisitions.

Governance Model and Alignment with Stakeholders

The combined company will adopt an industry-leading governance and compensation model. The components include a capital allocation model balanced between return of capital to shareholders and reinvestment for growth; aligning management with shareholders through compensation and other factors; a strong balance sheet; a culture of diversity and inclusion; and a commitment to acting as responsible stewards for the environment. Management will not receive cash incentive compensation, and the majority of equity incentive compensation will be determined by absolute total shareholder return over a three-year period.

The combined company will be managed by the Desert Peak team and led by Desert Peak’s current Chief Executive Officer, Christopher Conoscenti. Noam Lockshin, a Partner at Kimmeridge, Desert Peak’s and the combined company’s largest equityholder, will serve as Chairman of the Board of Directors. Following closing, the new Board of Directors will consist of eight members, who are currently expected to be: Noam Lockshin, Christopher Conoscenti, Erik Belz, Allen Li, Claire Harvey, Steven Jones, Morris Clark and Alice Gould.

Transaction Highlights

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Positions the combined company to be a leading consolidator in the mineral and royalty space with increased scale and a Board of Directors and management team with a proven track record of successful M&A

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Combined company will have approximately 20 net wells normalized to a 5,000 foot basis that have either been spud or permitted. This inventory of line of sight wells provides visibility into attractive organic production over the next 12 months

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Projected combined production of 13,500 – 14,500 barrels of oil equivalent per day in 1H 2022, 50%—53% of which is expected to be crude oil and approximately 73% of which is expected to be from the Permian Basin

•	Capital allocation model balanced between return of capital to shareholders and reinvestment for growth

•	Shared commitment to developing industry-leading Environmental, Social and Governance programs, including a management compensation program focused on absolute total shareholder return

•	Low leverage with combined net debt / annualized Q3 Adjusted EBITDA of approximately 0.8x1 at September 30, 2021

•	Competitive cost structure with an objective of driving cash G&A costs per boe lower with additional consolidation with limited incremental overhead expenses

Commentary

Chris Conoscenti, Chief Executive Officer of Desert Peak, said: “We are excited to announce our merger with Falcon, which brings together two premier liquids-weighted and geographically focused asset bases to create a leading public minerals company with a strong growth trajectory. We believe the ownership of Permian minerals and royalties is trending toward larger-scale, more efficient institutional ownership. Our strategy is to be the leading consolidator of these high quality Permian assets. We believe our scale is a clear strategic advantage in the minerals business as we are able to drive down fixed costs per unit of production with each acquisition, enhancing our cash margins. We would like to thank the Board of Directors, management and employees of Falcon for all of their efforts and partnership as we have worked towards this announcement.”

Bryan Gunderson, President and Chief Executive Officer of Falcon, said: “As we have previously communicated to our shareholders, we believe scale matters in the minerals business, as it enhances the ability to drive greater consolidation, improves access to capital, and reduces volatility caused by asset concentration. We are proud of the business our management team and employees have built, and we are excited to partner with Desert Peak to provideour shareholders with a significant increase in scale and exposure to a large and diverse base of premier assets across the Permian Basin.”

Claire Harvey, Chair of the Falcon Board and the Transaction Committee said, “Over the last several months, with the assistance of independent financial and legal advisors, Falcon has conducted a thorough evaluation of a number of alternatives to maximize shareholder value. Following our comprehensive review, we believe that a combination with Desert Peak represents the best opportunity to maximize value for Falcon’s shareholders.”

Transaction Details

At the closing, Desert Peak will become a subsidiary of Falcon’s operating partnership (“OpCo”). The combined company will retain Falcon’s “Up-C” structure, and Desert Peak’s equityholders will receive 235 million shares of Class C common stock, which number shall be adjusted in connection with the reverse stock split described below, with voting rights in the combined company and a corresponding number of limited partner units representing economic interests in OpCo. Desert Peak’s equityholders may receive additional equity consideration, subject to certain exceptions, to the extent that, at the closing, Desert Peak’s net debt is less than $140 million (based on a $5.15 per Falcon Class A share price).

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Pro forma net debt/annualized Q3 Adjusted EBITDA includes (i) pro forma Desert Peak net debt of $126.4 million and (ii) Falcon net debt of $32.9 million for a pro forma combined total of $159.3 million net debt at September 30, 2021. Pro forma Adjusted EBITDA of $51.1 million includes (i) $33.7 million for Desert Peak and assumes all Desert Peak acquisitions consummated by September 30, 2021 were consummated on July 1, 2021 and (ii) asset level cash flow (Adjusted EBITDA plus $2.7 in cash general and administrative expenses) for Falcon of $17.4 million.

Upon completion of the transaction, assuming no adjustments to the equity consideration for Desert Peak’s net debt, Desert Peak’s equityholders will own approximately 73% and existing Falcon shareholders will own approximately 27% of the combined company. Based on the closing price of Falcon’s Class A common stock of $5.45 on January 11, 2022, the combined company, including the value of OpCo limited partnership units not owned by Falcon, will have an initial equity market capitalization of approximately $1.76 billion and enterprise value of approximately $1.92 billion, including Class A and Class C common stock.

Immediately prior to the closing of the transaction, subject to the approval of Falcon’s shareholders, Falcon will execute a 1-for-4 reverse stock split. After giving effect to the reverse stock split and the proposed merger, the aggregate number of shares of Class A and Class C common stock outstanding is expected to be approximately 80 million shares.

Transaction Committee

The combination was approved by a Transaction Committee of Falcon’s Board of Directors (the “Falcon Board”) comprised solely of disinterested directors, by the Falcon Board and by Desert Peak’s equityholders.

The Falcon Board established a Transaction Committee, comprised of independent and disinterested directors Claire Harvey, Chair of the Falcon Board, William Anderson and Steven Jones, for the purpose of evaluating certain strategic alternatives in which affiliates of Blackstone may have an interest, including any potential combination with Desert Peak.

The Transaction Committee was authorized to elect not to pursue the proposed transaction with Desert Peak if it so chose, and the Falcon Board provided that any proposed transaction with Desert Peak would not proceed without the prior favorable recommendation of the Transaction Committee.

Timing

The transaction is expected to close in the second quarter of 2022, subject to the approval of Falcon shareholders, certain regulatory approvals and satisfaction of other customary closing conditions. Blackstone, which currently owns 40.6% of the voting power of Falcon, has entered into a support agreement obligating it to vote in favor of the transaction.

Advisors

Barclays is serving as lead financial advisor to Falcon’s Transaction Committee, and Houlihan Lokey also served as a financial advisor to the Transaction Committee. Latham & Watkins LLP is serving as Falcon’s legal counsel, and White & Case LLP is serving as legal counsel to the Transaction Committee. Vinson & Elkins LLP is serving as legal counsel to Desert Peak and Kimmeridge.

Joint Investor Call

Desert Peak and Falcon will hold a joint investor conference call on January 12, 2022 at 8:30 ET to discuss details of the transaction. Participants for the conference call should dial (888) 567-1602 (International: (862) 298-0702). Presentation materials will be available online in advance of the call on Falcon’s website at https://ir.falconminerals.com/.

About the Companies

Desert Peak was founded by Kimmeridge, a private investment firm focused on energy solutions, to acquire, own and manage high-quality Permian Basin mineral and royalty interests with the objective of generating cash flow from operations that can be returned to shareholders and reinvested. Desert Peak has accumulated over 105,000 net royalty acres (“NRAs,” when normalized to a 1/8th royalty equivalent) through the consummation of over 175 acquisitions to date.

Falcon is an Up-C-Corporation formed to own and acquire high-quality, oil-weighted mineral rights. Falcon owns mineral, royalty, and over-riding royalty interests covering over 21,000 NRAs in the Eagle Ford Shale and Austin Chalk in Karnes, DeWitt, and Gonzales Counties in Texas. The Company also owns over 12,000 NRAs in the Marcellus Shale across Pennsylvania, Ohio, and West Virginia.

Important Additional Information Will be Filed With the SEC

In connection with the proposed transaction, Falcon intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) and also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by Falcon with the SEC at the SEC’s website at www.sec.gov. You may also obtain Falcon’s documents on its website at www.falconminerals.com.

Participants in the Solicitation

Falcon, Desert Peak, and their directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Falcon’s directors and executive officers is available in Falcon’s proxy statement filed with the SEC on April 23, 2021, for its 2021 annual meeting of shareholders. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents using the sources indicated above.

Forward-Looking Statements

This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about Falcon’s and Desert Peak’s ability to effect the transactions discussed in this communication; the expected benefits and timing of the transactions; future dividends; and future plans, expectations, and objectives for the combined company’s operations after completion of the transactions, including statements about strategy, synergies, future operations, financial position, estimated revenues, projected production, projected costs, prospects, plans, and objectives of management. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results,performance, and financial condition to differ materially from our expectations. See “Risk Factors” in Falcon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended on Form 10-K/A, and in Falcon’s Quarterly Reports on Form 10-Q, filed with the SEC for a discussion of risk factors that affect our business. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Neither Desert Peak nor Falcon undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

Desert Peak contact:

Carrie Osicka

Chief Financial Officer

(720) 640-7651

Carrie.Osicka@desertpeak.com

Falcon contact:

Matthew B. Ockwood

Chief Financial Officer

(713) 814-4657

mockwood@falconminerals.com

Media contact:

Daniel Yunger / Hallie Wolff

kekst-kimmeridge@kekstcnc.com

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